Exhibit 99.2

Operator’s Opening Script:

Welcome to the First Quarter 2019 New York City REIT webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 15, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of New York City REIT, Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. All three REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The performance of the other two entities should also not be used to predict the performance or business plan of NYCR. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the 1st quarter 2019 investor presentation for NYCR (available on the company’s website, at www.newyorkcityreit.com), as part of the most recent earnings release for GNL (available on GNL’s website at www.globalnetlease.com) and part of the 1st quarter 2019 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global and New York City REIT. I would like to review a few updates about the AR Global platform before going through the 1st quarter webinar materials for New York City REIT.

AR Global now manages two non-traded REITs and two publicly traded REITs, as we recently completed the planned liquidation process for Healthcare Trust III, Inc. Regarding Healthcare III, the second and final distribution of $2.29 per share was issued to shareholders on March 7, 2019. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, to actively manage the capital structure through select financing transactions, and deploying all available capital to grow these portfolios.

American Finance Trust, one of our publicly traded REITs, listed its shares on the Nasdaq in July 2018. 100% of AFIN’s outstanding shares are now freely tradeable, as the final 25% of the outstanding shares became tradeable in January 2019. AFIN’s $3.6 billion portfolio consists of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the first quarter, the company has expanded to 682 properties with an overall portfolio occupancy of nearly 94% and average contractual rent growth of 1.3% per year. The weighted-average remaining lease term for the portfolio at the end of the year was 8.8 years.

Global Net lease, or GNL, is our other publicly traded REIT, and the REIT saw first quarter revenue increase 11% year-over-year to $75 million and first quarter AFFO increased year-over-year to $40 million. GNL finished the quarter very strong as the company closed on $35 million of properties and capital expenditures in the first quarter, at an average cap rate of 7.7% with 9.3 years weighted-average lease term. GNL continues to see buying opportunities in the market as it maintains a robust pipeline of high quality net-lease assets leased long-term to creditworthy tenants. GNL continues to have success in the capital markets, and it recently issued a gross amount of $153 million of additional common equity in January 2019. Net proceeds were used to repay a portion of the amounts outstanding under the Revolving Credit Facility. Consistent with our intention to use these proceeds to fund acquisitions, we have and will continue to re-borrow portions of the amounts repaid under the Revolving Credit Facility as funding is needed.

The majority of HTI’s Net Operating Income is generated by two key segments, Medical Office Buildings and Senior Housing Operating Properties, and these segments account for over 90% of the REIT’s NOI. HTI plans to continue to identify and acquire new high quality medical properties, while focusing on organic NOI growth within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT continues to improve occupancy at 9 Times Square and 123 William Street through its comprehensive lease-up plan. First Quarter 2019 occupancy for NYCR’s entire portfolio was 94.6%, an increase of approximately 7% from 88.0% at the end of the first quarter 2018. We believe this positive leasing momentum will lead to improved earnings for the REIT by increasing revenue from tenants and NOI. We will continue to monitor opportunities for a potential liquidity event as the portfolio continues on its upward trajectory.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

NYCR Webinar Script

Slide 2: NYCR Highlights – (Zach Pomerantz)

Thank you Mike and good morning everyone, this is Zach Pomerantz, Senior Vice President for Asset Management for New York City REIT. I’d like to begin with some of the highlights from the first quarter of 2019 based on information contained in our recently filed 10-Q.

New York City REIT (“NYCR”) has focused on its lease up initiatives across the portfolio and more specifically 9 Times Square and 123 William Street. I am proud to announce that at the end of the first quarter 2019, NYCR had improved its overall portfolio occupancy to 94.6%. We believe this significant boost to occupancy will continue to drive NOI gains for the portfolio as incentives burn off and these tenants commence paying rent. Our largest occupancy gains have come at 9 Times Square where occupancy increased 22% from first quarter 2018 to 84.4%. Despite this progress, we believe there is additional leasing upside at this property in the remainder of 2019.

Additionally, there has been successful lease-up at 123 William Street with the commencement of a replacement lease with Fundera to take additional space with annualized straight-line rent of $56 per square foot, resulting in an increased remaining lease term of 10.3 years as compared to 7.5 years. On April 26, 2019, New York City REIT entered into a 5-year term loan agreement with Capital One for $55 million with an attractive fixed interest rate of 3.6725%

The loan is secured by 9 Times Square and the Company expects to use the proceeds for general corporate purposes including future acquisitions.

Slide 3: Q1 2019 Leasing Activity – (Zach Pomerantz)

On slide 3, you can clearly see we have had great leasing success as measured by occupancy gains across the portfolio. 123 William Street has continued its stellar performance, and it has improved its occupancy up to 100%. 1140 Avenue of the Americas now exceeds 91% occupancy, and we continue to see opportunities for further occupancy expansion at this property. As I mentioned earlier, 9 Times Square has realized fantastic gains with occupancy increasing by over 20% in one year.

Leasing is essential to the success of NYCR, and we continued our tremendous leasing activity in the first quarter, directly leading to increased rent revenue and net operating income.

Slide 4: Key Initiatives – (Zach Pomerantz)

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets to maintain an efficient capital structure, and selectively pursue additional acquisitions with a focus on assets located in Manhattan. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

Additionally, NYCR’s net leverage remains low at 32%, providing the company with sufficient liquidity and flexibility to pursue additional acquisitions.

Slide 5: New York City Market Trends – (Zach Pomerantz)

The New York City real estate market has strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values.

New York City office real estate demand drivers remain strong, while employment and population numbers are at historical ten-year highs and vacancy numbers are slightly above historical averages.

We are very pleased with the market dynamics in the Manhattan sub-markets where NYCR’s properties are located, and we continue to monitor the performance of these areas.

Slide 6: Portfolio Overview – (Zach Pomerantz)

NYCR has a portfolio of $774 million of real estate at cost consisting of seven properties. As of
March 31, 2019, occupancy stood at 94.6% with a weighted average remaining lease term of 6.1 years.

As you can see from the map on the right hand side, as of the end of the year with the exception of our most recent medical office property acquisition, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d now like to turn the call over to Katie Kurtz, Chief Financial Officer of NYCR.

Slide 7: Balance Sheet Summary– (Katie Kurtz)

Thank you, Zach. Slide 7 provides a snapshot of our balance sheet at quarter end. New York City REIT’s total real estate at cost stood at $774 million, which consists of the 7 properties that the Company owns. As of March 31, 2019, NYCR’s cash and cash equivalents balance was $49 million. We also had four loans outstanding with a combined balance of $299 million (gross). The company’s net leverage was only 32%, with a weighted average effective interest rate of 4.54%.

As Zach mentioned earlier, we are seeing the effects of our previously announced tenant leasing initiatives which were funded, in part, by the suspension of the monthly distributions in the first quarter of 2018. Since the end of Q1 2018, following the suspension, the 7.5% increase in occupancy, including 6 leases that have commenced but that are not yet paying rent, and the $1.2 million increase in Cash NOI to $7.9 million in the first quarter are some of the results of this effort. Though our board of directors has not yet reinstated the distribution, we are pleased with improved occupancy and increased revenues resulting from these initiatives. As additional rent commences under new leases and after the free rent burn-off in the portfolio, the Board will continue to evaluate the resumption of distributions.

Slide 8: Management Team – (Katie Kurtz)

Our management team and Board remain focused on driving earnings within the portfolio, and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value over the long term and preparing the company for an eventual liquidity event.

Slide 9: Supplemental Information – (Katie Kurtz)

On March 13, 2019, the Company filed an amendment to its charter changing its name from American Realty Capital New York City REIT, Inc. to New York City REIT, Inc.

On April 26, 2019, the Company, entered into a term loan agreement with Capital One, National Association, as administrative agent, and the other lenders party thereto for a $55.0 million loan with an interest rate fixed at 3.6725% by a swap agreement. The loan has a maturity date of April 26, 2024, and requires monthly interest-only payments, with the principal balance due upon maturity. The loan is secured by, among other things, a mortgage lien on the Company’s previously unencumbered 9 Times Square property.

Closing Comments – (Katie Kurtz)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.